EXHIBIT 21

LIST OF SIGNIFICANT SUBSIDIARIES

Dyn Specialty Contracting, Inc.
MES Holdings Corporation
EMCOR Construction Services, Inc.
EMCOR International, Inc.
EMCOR Mechanical/Electrical Services (East), Inc.
EMCOR (UK) Limited
EMCOR Group (UK) plc
EMCOR Facilities Services, Inc.
EMCOR-CSI Holding Co.
FR X Ohmstede Acquisitions Co.

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